Kaya Holdings, Inc. Completes Sale of Cannabis Facility for $1.325 MM, Generating Cash Influx of Approximately $0.09 per share for KAYS Operations and International Expansion

Ft. Lauderdale, Fl., October 26, 2021 - Kaya Holdings, Inc., (“KAYS” or the “Company”) (OTCQB.KAYS), the first U.S. publicly traded company to engage in touch-the-plant cannabis activities, announced today that it has completed the sale of its Eugene, Oregon cannabis facility for gross proceeds of $1,325,000.00. Funds have cleared escrow and the Company has allocated the capital infusion to repay certain debt and strengthen our balance sheet, as well as provide the initial stage capital for some of the Company’s U.S. and global expansion activities, including its planned cultivation sites in Greece and Israel.

The Kaya Kannabis Greece Facility (designer rendering), together with Kaya Farms Israel are configured to produce approximately 600,000 pounds of GMP Certified, Premium, Medical-Grade Cannabis annually for potential export to the European Union and elsewhere (after obtaining successful financing, completing construction and obtaining final requisite licensing).

“The funds we have received from the warehouse sale are being prioritized to advance the generation of revenues, including brand/product launches and on-the-ground progress in our licensed Greek and Israeli projects, as well as to complete initial construction and licensing at our 26-acre cannabis production facility in Lebanon, Oregon,” stated KAYS CEO and Chairman Craig Frank.

“Our plan has always been focused on honing the skills we need to master the six core competencies we have identified as key to building tomorrow’s cannabis sector leader – cultivation, processing, retail, brands, distribution and technology,” continued Frank. “We have become highly efficient in each of these skills, by expanding our knowledge based internationally to include highly motivated, experienced experts from Israel, the EU, and Latin America. We will continue to build tomorrow’s industry leader, keeping to the long-term business plan we have diligently been executing, out of the limelight and without the costly mega-deals being done solely to satisfy short term investor demands. One day”, concluded Frank, “the market will awaken to the reality that KAYS has quietly amassed the know-how, assets and opportunities necessary to secure its place as a long-term, competitive and worthy player in the global cannabis industry”.

"The closing of the sale this past week for $1.325 million yielded a gross cash influx of approximately $.09 per share.” noted W. David Jones, Senior Advisor to the Company. "There were no new shares issued to accomplish this and, as part of our recently announced settlement with Sunstone Farms, 1,006,671 shares of KAYS stock were cancelled, decreasing issued and outstanding shares by approximately 6.5% to 14.7 million shares. As we deploy capital to move the Company forward we have also allocated funds to raise the profile of KAYS with investors as we believe we have a very interesting story to tell that will ultimately lead to the creation of improved stockholder value.”

About Kaya Holdings, Inc. Kaya

(OTCQB:KAYS) is a veteran U.S cannabis company with the historical distinction of being the first U.S. publicly traded company to hold and operate state issued, "touch-the-plant" licenses for the retail, cultivation and processing of cannabis.

Our operating philosophy is simple: consistently provide high quality cannabis products at fair prices in a friendly and convenient environment to a diverse group of customers.

Our strategic philosophy is patience: as Steven Wright so accurately pointed out, "the early bird may get the worm, but the second mouse gets the cheese". We started in 2014 as the industry's public pioneer and are pleased to have that distinction. Relying on our tendency toward patience, we elected to take the time we needed to successfully navigate a transitioning, highly regulated, massively hyped, growing and complex global industry, working toward establishing the fundamentals to support a global cannabis enterprise at a reasonable and sustainable cost. Our patience is paying off and we have launched our global effort, with initial projects in Greece and Israel.

Our business philosophy is proactive: while cultivating the right global opportunities built and mastered the essential cannabis fundamentals including commercial scale cultivation and extraction/infusion, strong brands, exciting retail, distribution channels, and access to technology. Now that the time to grow has arrived, we are rapidly acting to secure strategic global positions, measured capacity, penetrating distribution and qualitative/quantitative technology-driven competitive advantages.

Important Disclosure

KAYS is planning execution of its stated business objectives in accordance with current understanding of state and local laws and federal enforcement policies and priorities as it relates to marijuana. Potential investors and shareholders are cautioned that KAYS and its subsidiaries will obtain advice of counsel prior to actualizing any portion of their business plan (including but not limited to license applications for the cultivation, distribution or sale of marijuana products, engaging in said activities or acquiring existing cannabis production/sales operations). Advice of counsel with regard to specific activities of KAYS, federal, state or local legal action or changes in federal government policy and/or state and local laws may adversely affect business operations and stockholder value.

Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the Company's current and future products and services in the marketplace, the ability of the Company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

SOURCE: Kaya Holdings For more information, contact

Investor Relations: info@kayaholdings.com or 561-210-7664.